UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): September 13, 2021

THE DIXIE GROUP, INC.
(Exact name of Registrant as specified in its charter)

Tennessee	0-2585	62-0183370
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

475 Reed Road	Dalton	Georgia	30720
(Address of principal executive offices)			(zip code)

706	876-5800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01      Completion of Acquisition or Disposition of Assets

On September 13, 2021, the Dixie Group, Inc. (the “Company”) (acting by and through its wholly owned operating subsidiary, TDG Operations, LLC) sold its AtlasMasland commercial business (the “Commercial Business”) to Mannington Mills, Inc. (the “Purchaser”).

The assets sold include inventory, certain items of machinery and equipment used exclusively in the Commercial Business, and related intellectual property. The Company retained the Commercial Business’ cash deposits, all accounts receivable, certain inventory and equipment and the Atmore and Saraland facilities. Additionally, the Purchaser assumed substantially all AtlasMasland’s open orders, and the Company agreed not to compete with the specified commercial business and the AtlasMasland markets for a period of 5 years following September 13, 2021.

The Company received $20.5 million of cash at closing from the Purchaser and retained cash deposits, receivables, and certain inventory of the Commercial Business with a value in the aggregate amount of approximately $7 million. The Company also retained machinery and equipment for yarn processing and carpet manufacturing and its Atmore and Saraland facilities which will be used in the Company’s ongoing residential floorcovering business.

The Company and the Purchaser simultaneously entered into a transition services agreement pursuant to which the Company will assist Mannington in transitioning the AtlasMasland business to Mannington, by, among other things, assisting in filling open orders and completing the manufacture of work in progress.

As a result of the transaction the Company has effectively exited the commercial business and will now focus exclusively on its residential floorcovering segment.

The agreement by and among the Company, TDG Operations, LLC and Mannington (the “Asset Purchase Agreement”) contains certain representations and warranties as well as other covenants and conditions customary in such transactions. The foregoing description of the Asset Purchase Agreement is necessarily incomplete and is modified in its entirety by reference to the agreement which is attached hereto as Exhibit 2.1. Schedules to the agreement have been omitted.

The Company issued a press release dated September 16, 2021, announcing execution of the
Asset Purchase Agreement and completion of the transactions contemplated thereby, which is attached hereto as Exhibit 99.2.

Item 9.01     Financial Statements and Exhibits.
(b) The Pro Forma Financial information regarding the disposition of the Company’s commercial business assets is attached hereto as Exhibit 99.1.

(c) Exhibits

(2.1) Asset Purchase Agreement by and among Mannington Mills as Buyer, TDG Operations, LLC as Seller and The Dixie Group Inc. as Parent and Sole Member of Seller dated as of September 13, 2021.

(99.1) Pro Forma Financial Information regarding disposition of the Company’s commercial business assets required pursuant to Regulation S-X Article 11.

(99.2) Press release dated September 16, 2021, announcing execution of the Asset Purchase Agreement and completion of the transactions contemplated thereby.

This 8-K and press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, availability of raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 16, 2021	THE DIXIE GROUP, INC.

/s/ Allen L. Danzey
Allen L. Danzey
Chief Financial Officer